EXHIBIT 10.1
FOURTH AMENDMENT TO CONTRACT FOR SALE
AND PURCHASE OF REAL PROPERTY
THIS FOURTH AMENDMENT TO CONTRACT FOR SALE AND PURCHASE OF REAL PROPERTY (this “Fourth Amendment”) is made and entered into as of the 30th day of October, 2020 (the “Fourth Amendment Effective Date”), by and among DART INDUSTRIES, INC., a Delaware corporation, DEERFIELD LAND CORPORATION, a Delaware corporation, TUPPERWARE U.S., INC., a Delaware corporation (collectively, “Seller”), and O’CONNOR MANAGEMENT LLC, a Delaware limited liability company (“Purchaser”).
WITNESSETH:
WHEREAS, Seller and Purchaser entered into that certain Contract for Sale and Purchase of Real Property dated as of May 11, 2020, relating to the purchase and sale of certain real property located in Osceola County, Florida and legally described on Exhibit “A” purportedly attached thereto and certain real property located in Orange County, Florida and legally described on Exhibit “B” purportedly attached thereto (collectively the “Original Agreement”), as modified and amended by that certain First Amendment to Contract for Sale and Purchase of Real Property dated as of June 10, 2020 (the “First Amendment”), that certain Second Amendment to Contract for Sale and Purchase of Real Property dated as of July 15, 2020 (the “Second Amendment”), and that certain Third Amendment to Contract for Sale and Purchase of Real Property dated as of July 22, 2020 (the “Third Amendment); the Original Agreement, as amended by the First Amendment, the Second Amendment, and the Third Amendment, shall be referred to herein as the “Agreement”);
WHEREAS, by written notice to Seller on August 31, 2020, Purchaser elected to terminate the Agreement as permitted by the terms thereof, however the parties informally agreed to keep the Deposit in escrow while continuing to negotiate modifications to the Agreement; and
WHEREAS, Purchaser and Seller wish to ratify the Agreement and modify and amend the terms of the Agreement in the manner set forth herein.
NOW, THEREFORE, for and in consideration of the mutual covenants and agreements of the parties, and other good and valuable considerations, the receipt and sufficiency of which is hereby acknowledged and agreed by each of the parties, Seller and Purchaser do hereby covenant and agree as follows:
1.Recitals
Seller and Purchaser do hereby mutually represent and warrant that the foregoing recitals are true and correct, and said recitals are hereby ratified, confirmed, and incorporated into the body of this Fourth Amendment.
2.Defined Terms

Any capitalized terms utilized in this Fourth Amendment and which are not separately defined herein shall have the meaning ascribed thereto in the Agreement.
3.Ratification. Purchaser and Seller agree that the Agreement and, except for the terms and conditions which are modified and amended by this Fourth Amendment, the terms and conditions thereof, are hereby ratified and reinstated by the parties hereto. For clarification, it is the intent of the parties that the Agreement, as amended hereby, is in full effect and shall be treated for all purposes as having been in full effect from the Effective Date of the Original Agreement through the date of this Fourth Amendment. Tupperware Brands Corporation has executed the Joinder attached hereto for the purpose of confirming its agreement to the foregoing, as more particularly set forth in such Joinder.
4.Deposits. On October 2, 2020, Purchaser delivered to Escrow Agent the sum of $500,000.00, and on October 22, 2020, Purchaser delivered to Escrow Agent the sum of $500,000.00 (collectively, the “Interim Deposit”). Upon the execution of this Fourth Amendment, the Interim Deposit paid to Escrow Agent shall constitute the First Additional Deposit, and the Initial Deposit and the First Additional Deposit shall be nonrefundable. Section 4(c) of the Third Amendment is hereby deleted in its entirety and replaced with the following language, “In the event the Phase I Closing and the Phase II Closing are consummated, Purchaser shall pay to Escrow Agent an additional deposit of One Million Five Hundred Thousand Dollars ($1,500,000.00) on or before the expiration of the Phase III Inspection Period (the “Second Additional Deposit”, and collectively with the Initial Deposit and the First Additional Deposit, the “Deposit”):”.
5.Phase II and Phase III Closing. The Third Amendment is hereby modified and amended to remove Lots 1, 4, and 6 of Replat 33 (such Replat 33 being described as a portion of Parcels 6 and 6A attached to the Existing Commitment) from the real property included in Phase II. The Third Amendment is further modified and amended to expand the real property included within Phase III to include Lots 1, 4 and 6 of Replat 33.
6.Interim Closing. Purchaser has the right, upon at least ten (10) days’ prior written notice to Seller, to elect to acquire the Replat 33 Parcels (as defined below) at an interim Closing (the “Interim Closing”) on a date that is prior to the Phase III Closing Date (the “Interim Closing Date”) for a purchase price of Four Million Nine Hundred Twenty-Three Thousand Six Hundred Seventy-Six and 68/100 Dollars ($4,923,676.68) (the “Interim Purchase Price”). If Purchaser elects to have the Interim Closing, then: (i) the same shall constitute a “Closing” under the Agreement, (ii) the Interim Closing Date shall constitute a “Closing Date” under the Agreement, (iii) all closing documents described in Section 7(b) will be executed and delivered with respect to the Replat 33 Parcels (other than those specifically required to be executed at the Phase I Closing and/or the Phase II Closing and other than the Assignment of Developer’s Rights, which shall be executed at the full Phase III Closing), (iii) the Phase III Purchase Price (as increased by this Fourth Amendment) shall be reduced by the amount of the Interim Purchase Price, (iv) $500,000.00 of the Second Additional Deposit (if paid by then) shall be applied to the Interim Purchase Price due from Purchaser at the Interim Closing, and (v) the Interim Closing shall constitute a partial Phase III Closing, and the terms and conditions of the Agreement (as amended by this Fourth Amendment) shall apply to the Interim Closing as if it was a partial Phase III Closing (except as expressly set forth in this Fourth Amendment). As used herein, the term “Replat 33 Parcels” shall mean all of OSCEOLA CORPORATE CENTER- REPLAT THIRTY THREE, according to the Plat thereof recorded in Plat Book 28, Pages 119 and 120, less and except Lots 5 and Tract A therefrom, all according to the Public Records of Osceola County, Florida.
7.Phase I and Phase II Closing Dates. Both the Phase I Closing Date and the Phase II Closing Date are hereby extended to the date that is on or before the date that is one (1) business day after the Fourth Amendment Effective Date.
8.Allocation of Phase II Purchase Price and Deposits. The Phase II Purchase Price, as reduced by this Fourth Amendment, is equal to Thirteen Million Seven Hundred Forty-Four Thousand Three Hundred Ninety-One and 32/100 Dollars ($13,744,391.32). The Initial Deposit and First Additional Deposit in the amount of One Million Five Hundred Thousand Dollars ($1,500,000.00) held by Escrow Agent shall be allocated as follows, (i) $1,000,000.00 shall be allocated to the Phase I Purchase Price and (ii) $500,000.00 shall be applied to the portion of the Phase II Purchase Price allocated to the TOD Parcels. The Second Additional Deposit shall be applied as set forth in the Third Amendment, as amended by this Fourth Amendment.
9.Phase II Purchase Price and Phase III Purchase Price. Section 4(e) of the Third Amendment is hereby modified and amended to reduce the Phase II Purchase Price to Thirteen Million Seven Hundred Forty-Four Thousand Three Hundred Ninety-One and 32/100 Dollars ($13,744,391.32), to account for the moving of real property from Phase II into Phase III pursuant to Section 5 of this Fourth Amendment. Therefore, Section 4(f) of the Third Amendment is hereby modified and amended to increase the Phase III Purchase Price to Forty-Two Million Five Thousand Five Hundred Seventy-Two and 68/100 Dollars ($42,005,572.68).
10.Tract A of Replat 33. Tract A of Osceola Corporate Center – Replat Thirty Three according to the plat recorded at Plat Book 28, Page 119, of the Public Records of Osceola County, Florida (“Tract A of Replat 33”), is currently part of Phase III. Seller and Purchaser hereby agree to move Tract A of Replat 33 from Phase III to Phase I; provided, however, the Phase I Purchase Price and the Phase III Purchase Price shall remain unchanged except as set forth in Section 8 of this Fourth Amendment.
11.Lease. The following provisions will be part of the Lease: (i) the Lease will have an initial term of eleven (11) years instead of ten (10) years; (ii) the premises leased under the Lease will include all of Phase I, less the cell tower leased premises, and at the time Phase I is replatted, the landlord will take back the future development lots known as Lots 3 and 4 and the same will be removed from the leased premises; (iii) if requested by the landlord, the tenant will consent to the granting of any development-related easements over the leased premises reasonably requested by the landlord in connection with the development of such Lots 3 and 4 or the Additional Land, including, without limitation, drainage, access and temporary construction easements; (iv) if requested by the landlord, the tenant will consent to and execute any subdivision plats or lot splits involving the leased premises at no cost to tenant; (v) at or prior to the replatting of Phase I, landlord (a) shall execute and record (if not included in the replatting of

Phase I) permanent easements to replace the easements granted in the HQ Easement (as hereinafter defined) in form reasonably acceptable to tenant (which approval will also not be unreasonably conditioned or delayed) to ensure the continued services for access, drainage and utilities currently serving the headquarters parcel over development Lots 3 and 4 so that they remain available, uninterrupted and fully functional (which permanent easements may be in relocated areas reasonably acceptable to tenant), and (b) landlord shall obtain any and all approvals from its lenders to complete such permanent easements or the relocation of such easements, as applicable; (v) tenant shall have a right of first offer during the Term or any Renewal Term under the Lease to purchase the leased premises as more particularly set forth in Article 5 of the Lease; (vi) tenant shall have the right to make the landlord an offer to purchase the leased premises at any time during the Term or any Renewal Term of the Lease, which landlord may or may not accept in its sole and absolute discretion; (vii) until such time as the leased premises becomes its own separate tax parcel after replatting Phase I, all of the real estate taxes and assessments and Master Declaration assessments for Phase I shall be paid by Tenant, and after the replatting of Phase I, Tenant shall be responsible only for the real estate taxes and assessments and Master Declaration assessments assessed against the lot(s) on which the leased premises is then located; (vii) the tenant shall be required to perform within 2 years after the date of the Lease those repairs identified as “Immediate Repairs” in the property condition report obtained by Purchaser, and a copy of which has been delivered to tenant (the “PCR”); (viii) the tenant shall be required to perform within 4 years after the date of the Lease those repairs identified as “Short Term” repairs in the PCR; (ix) the tenant shall be required to perform those repairs and replacements identified as “Over Term Years 1-12” in the PCR during the term of the Lease as and when such items need to be repaired or replaced but, in any event, during the first eight (8) years of the Term of the Lease, and such work will be completed in accordance with industry standards; (x) tenant’s property insurance deductible shall be $250,000.00 or less for the leased premises; (xi) the leased premises will not be deemed abandoned by the tenant unless no employees are working on the leased premises due to a shutdown by any national, state, county or municipal government or agency thereof or if physical occupancy of the buildings on the leased premises would be reasonably foreseeable to be detrimental to the health and safety of occupants, due to an ongoing outbreak of COVID-19 or another pandemic or epidemic of similar nature and scope; and (xii) the lease will include a liquidated damages provision such that in the event of a rent payment default for 3 consecutive months or a rent payment default that goes uncured for 3 months, Landlord may terminate the lease and receive liquidated damages of $10,000,000.00, but Tenant will have 30 days after any written notice of such default to vacate the leased premises. The provisions of this Section 11 shall survive the Phase I and Phase II Closing and shall not merge with the Deed. In the event of any conflict between the provisions of the Agreement (as amended hereby) and the provisions of the Lease, the provisions of the Lease shall control.
12.Phase III Inspection Period. If Purchaser does not deliver the Second Additional Deposit to Escrow Agent by the date required under the Agreement (as amended hereby), then such failure shall not constitute a default by Purchaser under the Agreement (as amended hereby) and the Agreement (as amended hereby) shall then terminate and be of no force or effect except for those rights and obligations that survive the Phase I Closing and the Phase II Closing and any other rights and obligations that survive the termination of the Agreement (as amended hereby).

13.Phase I Replat
The purchaser of Phase I shall use diligent and commercially reasonable efforts to complete within one (1) year after the Phase I Closing the replat of Phase I to, at a minimum, separate the premises leased under the Lease from the remainder of Phase I.
14.Second Additional Deposit Refundability. Section 17 of the Third Amendment is deleted and replaced with the following: “Seller and Purchaser hereby agree that upon payment by Purchaser of the Second Additional Deposit to Escrow Agent by the date required under this Fourth Amendment, the Second Additional Deposit shall be nonrefundable except upon any event or circumstance in the Agreement (as amended hereby) that requires the payment of the Deposit to Purchaser (for example, without limitation, if Seller defaults under the Agreement). Seller and Purchaser shall use good faith efforts to agree on the forms of the License and the Assignment of Healthy Way Documents (as defined below) on or before the expiration of the Phase III Inspection Period.
15.Development Pipeline Agreement. The parties agree as follows with respect to the portion of Phase II subject to the Development Pipeline Agreement, which portion is described as (a) the entirety of Osceola Corporate Center-Replat Thirty-One, according to the plat thereof, recorded in Plat Book 27, Page 24, of the public records of Osceola County, Florida, less and except Lot 6 thereof, and (b) the entirety of Osceola Corporate Center-Replat Thirty-Two, according to the plat thereof recorded in Plat Book 28, Page 75, of the aforesaid records (collectively, the “TOD Parcels”): (i) Seller hereby consents to the assignment of Purchaser’s rights to purchase the TOD Parcels under the Agreement to its Affiliate, OC-IB TOD Property Owner, LLC, a Delaware limited liability company (the “TOD Purchaser”); (ii) the portion of the Phase II Purchase Price allocated to the TOD Parcels shall be $11,484,151.00; (iii) it is the intent of the parties that the purchase of the TOD Parcels by the TOD Purchaser constitutes a joint venture of O’Connor Capital Partners pursuant to the LOI and DPA and constitutes a “pending” project for purposes of qualifying for an exemption from the minimum density requirements described in Section I.F. of that certain Osceola Corporate Center PD Amendment and Agreement bearing PD Application Number PD19-00011 approved by Osceola County, Florida on August 30, 2019 (the “PD Amendment Exemption”); (iv) in furtherance of the same, Deerfield agrees to assist the TOD Purchaser in obtaining approvals and permits with respect to the development of and construction of improvements on the TOD Parcels and ensuring that the PD Amendment Exemption applies to the development of the TOD Parcels by the TOD Purchaser, which efforts shall include executing applications, agent authorizations, or providing supporting documentation to the TOD Purchaser (in the form of a resolution or document titled “Joint Venture”), all as reasonably requested by the TOD Purchaser, provided, however, that such assistance will be at no cost to Deerfield and that Deerfield shall not be held liable for any outcome, decisions, conditions or requirements imposed or rendered by Osceola County, Florida; (v) in the event that Osceola County, Florida fails to approve the approvals and permits sought for the TOD Parcels by the TOD Purchaser on the basis that the PD Amendment Exemption does not apply to the development of the TOD Parcels by the TOD Purchaser without Deerfield being a member of the TOD Purchaser, then Deerfield agrees to become a non-economic member of the TOD Purchaser and execute the limited liability company agreement (or an amendment thereof) in form reasonably acceptable to Deerfield and the member(s) of TOD Purchaser so that TOD Purchaser constitutes a joint venture between Deerfield and O’Connor Capital Partners; (vi) in the performance of its duties set forth in the foregoing subsections (iv) and (v), Deerfield will not be subject to liability (except for intentional misconduct) or to any indebtedness of TOD Purchaser or provide any guaranties or indemnities to the TOD Purchaser or its other members or lenders; (vii) upon request of the TOD Purchaser, Deerfield will execute a resolution to be delivered to governmental authorities identifying that the TOD Purchaser is the joint venture contemplated in the PD Amendment Exemption, in form reasonably acceptable to Deerfield and TOD Purchaser, and such obligation shall survive the Phase II Closing; and (viii) the DPA and the memorandum thereof shall be terminated (and the termination of the memorandum shall be recorded in the Public Records of Osceola County, Florida) at the Phase II Closing, but the parties continue to agree that Section 11 of the Third Amendment shall remain in effect despite such termination and the parties agree that the provisions of this paragraph shall survive the Phase II Closing.
16.Trailside South Contract. With respect to the Trailside South Contract and the Property that is the subject of the Trailside South Contract, notwithstanding anything to the contrary set forth in the Agreement: (i) the Trailside South Contract shall not terminate for failure to close prior to the Phase II Closing Date; (ii) the escrow deposits paid by the purchaser under the Trailside South Contract shall not be credited to Purchaser at the Phase II Closing Date, but instead shall be applied as set forth in the Trailside South Contract; (iii) the Property that is the subject of the Trailside South Contract is hereby removed from Phase II and the Property (except as otherwise indicated in this Fourth Amendment); (iv) the Phase II Purchase Price shall be reduced by $1,000,036.00, which is the purchase price to be paid at the closing of the Trailside South Contract (the “Trailside Closing”) if the Trailside Closing occurs on the Phase II Closing Date; (v) the $52,146.50 to be paid to Deerfield under the Reimbursement Agreement set forth in the Trailside South Contract shall be paid to Deerfield at the Trailside Closing rather than paid to Seller at the Phase II Closing; (vi) the Trailside Closing shall for all purposes be deemed to have occurred pursuant to the Trailside South Contract and not the Agreement; and (vii) in the event that the Trailside Closing occurs prior to the Phase II Closing Date, then at the Phase II Closing, Purchaser shall receive a credit against the Phase II Purchase Price in the amount of $999,964.00 (which credit shall be applied to the amounts due for the Property in Phase II other than the TOD Parcels). Deerfield hereby consents to the assignment of the purchaser’s rights in and to the Trailside South Contract, and the deposits paid thereunder, to OC-IB Development Property Owner, LLC, a Delaware limited liability company and an Affiliate of Purchaser, and will provide separate written evidence of such consent if requested by Purchaser.
17.Master Permits. Seller shall take all actions necessary to keep those Osceola Corporate Center-related permits identified on Exhibit “A” attached hereto and hereby made a part hereof (which are also identified as Sections VI and VII on the Property Information set forth on Seller’s datasite at occ.tupperware.com (collectively, the “Necessary Permits”) active until the same are assigned to the Association as provided herein, and such obligation shall survive the Phase I Closing and the Phase II Closing. Prior to the Phase III Closing, Seller shall (i) cause the Necessary Permits to be assigned to the Association, and (ii) amend the Master Declaration of record to require the Association to keep the Necessary Permits active until all of Osceola

Corporate Center has been developed. The foregoing shall not apply to any permits that are unique to any parcels already sold by Seller.
18.Separate Tax Parcel Phase I. If requested by Purchaser, Seller will cooperate with Purchaser in its efforts to obtain a separate tax parcel for Phase I (i.e., separate from the current tax parcels, which include both Phase I and other lands). In the event that the same has not been accomplished by the Phase III Closing Date, then such obligation shall survive the Phase III Closing.
19.Healthy Way Documents. Purchaser is aware that Deerfield is currently negotiating (i) that certain Tri-Party Development Agreement and Temporary Construction Easement for Construction of Healthy Way and OCSA School Road to be executed by Deerfield, the School Board of Osceola County, Florida and Osceola County, Florida (the “Healthy Way Development Agreement”), and (ii) that certain the Access Easement and Joint Use and Maintenance and Cost Sharing Agreement to be executed by Deerfield and the School Board of Osceola County, Florida (the “Healthy Way Access Easement”; the Healthy Way Development Agreement and the Healthy Way Access Easement shall be hereinafter referred to collectively as the “Healthy Way Documents”). Seller agrees not to amend the Healthy Way Documents prior to the execution thereof without the prior written approval of the Purchaser, which approval will not be unreasonably withheld, and upon the request of Purchaser, Seller shall use commercially reasonable efforts to cause the TOD Purchaser (or some other Affiliate of Purchaser as identified by Purchaser) to be added as a party to the Healthy Way Development Agreement. The foregoing obligations shall survive the Phase I Closing and the Phase II Closing. In the event the Healthy Way Documents have been executed prior to the Phase III Closing (but not the Interim Closing, if any), then at the Phase III Closing, Deerfield shall assign its rights in and to the Healthy Way Documents to the Purchaser of Phase III (or applicable portion(s) thereof, or remaining portion(s) thereof if there has been an Interim Closing, as designated by Purchaser) (the “Assignment of Healthy Way Documents”).
20.New Easements. Prior to the Phase II Closing, Seller will grant an easement across the Trailside Parcel from Seller to Addition Financial for access, and for the temporary construction of a roadway along the western boundary of the Trailside Parcel to connect Addition Financial and the Trailside Parcel to the Culver’s parcel (which will be defined in such easement) (the “Trailside Easement”). The Trailside Easement will also include a utility easement for the construction, installation, use, repair and maintenance of utilities located both within the Trailside Parcel along the western boundary of the Trailside Parcel and within the Trailside parcel along the eastern boundary. Prior to the Phase I Closing, Seller shall cause Mary Louis Lane (which is partially located on Replat 19 and the Tupperware Heights plat) and Tract D of Replat 19 and Tract D of Tupperware Heights to be conveyed to the Association (the “Mary Louis Lane Deed”), and the Mary Louis Lane Deed shall be recorded in the Public Records of Osceola and Orange Counties prior to the Phase I Closing. At the Phase I Closing, Seller will cause the Association to grant and record in the Public Records of Osceola and Orange Counties an access easement over the properties conveyed to the Association in the Mary Louis Lane Deed in favor of Phase I and Phase II (including the Property that is subject to the Trailside South Contract) and a drainage, utility and landscape easement over Tract D of Replat 19 in favor of Phase I (such easement agreement being referred to as the “Association Easement”). At the Phase I Closing, the purchaser of Phase I will grant and record in the Public Records of Osceola County, Florida an access, parking, utilities and drainage easement agreement in favor of the tenant under the Lease providing for a temporary parking and access easement over Lot 4 and for drainage, access and utility easements over Lot 3 and Lot 4 for the benefit of the leased premises under the Lease (the “HQ Easement”).
21.Letter of Credit
In preparation for Closing on the original Phase I Closing Date, Tupperware Brands Corporation caused the letter of credit required by the Lease (the “Letter of Credit”) to be issued. In the event Closing does not occur under the Agreement, as modified by this Fourth Amendment, then Purchaser shall cause its affiliate that is the beneficiary under the Letter of Credit to cooperate with Tupperware Brands Corporation to cause the issuing bank to terminate the Letter of Credit, which cooperation may include, without limitation, notifying the issuing bank in writing to terminate the Letter of Credit. The foregoing obligation shall survive the termination of the Agreement, as modified by this Fourth Amendment.
22.Phase I Trips. In the event Purchaser does not close on the purchase of Phase III, then within ten (10) days after Purchaser’s written request, Seller shall allocate and assign to the owner of Phase I those trips needed for the development of Phase I pursuant to a site development plan(s) created for Phase I by Harris Civil Engineers, but in any event Seller shall allocate and assign to the owner of Phase I not less than the number of trips necessary for applicable governmental authorities to permit the construction of at least 400 multi-family units on Phase I (the “Minimum Trips”). Seller agrees to reserve (i.e. not allocate to other portions of real property) and cause there to be available to the owner of Phase I at least the number of Minimum Trips for the foregoing purpose. The instrument evidencing the assignment of such trips shall be in form reasonably acceptable to the parties, and such obligation shall survive the Phase I Closing and any subsequent termination of the Agreement, as modified by this Fourth Amendment.
23.Payment of 2020 Taxes for Phase I. As of the date hereof, the real property comprising Phase I is included in three (3) separate tax parcels, to wit: (i) Phase I includes a portion of the tax parcel bearing Osceola County Tax Collector Parcel ID Number R032529-457500010010; (ii) Phase I includes a portion of the tax parcel bearing Osceola County Tax Collector Parcel ID Number R032529-457500100B0; and (ii) Phase I includes all of the tax parcel bearing Osceola County Tax Collector Parcel ID Number R032529-4568TRAC00A0 (collectively, the “Phase I Tax Parcels”). At the Phase I Closing: (i) as between themselves, the parties shall prorate the 2020 real estate taxes and assessments due for the Phase I Tax Parcels (collectively, the “2020 Phase I Taxes”), with Purchaser being responsible only for its share of the 2020 Phase I Taxes due for Phase I from the Phase I Closing Date through the end of 2020 (based on a pro-rata allocation of the respective acreages of the properties described in the Phase I Tax Parcels using the highest amount of the 2020 Phase I Taxes described on the 2020 trim notice for the Phase I Tax Parcels with a maximum discount for early payment) (such share being referred to as the “Purchaser 2020 Tax Contribution”) and with Seller being responsible for the remainder of the

2020 Phase I Taxes; (ii) the closing statement for Phase I shall give Seller a credit in the amount of the Purchaser 2020 Tax Contribution based on such estimated prorations; (iii) Escrow Agent (in its capacity as Closing Agent) shall collect from Seller 125% of the highest amount of the 2020 Phase I Taxes described on the 2020 trim notice for the Phase I Tax Parcels and remit the 2020 Phase I Taxes to the Osceola County Tax Collector on or before November 30, 2020 and cause the “taxes” exception in the title policy to be delivered to the purchaser of Phase I to only except for the payment of 2021 real estate taxes and assessments for Phase I to the extent not yet due and payable; (iv) in the event that the actual tax bills paid by Escrow Agent for the 2020 Phase I Taxes are less than the amounts collected from Seller at Closing for the same pursuant to the foregoing clause (iii), then Escrow Agent shall return such excess to Seller; and (v) in the event the Purchaser 2020 Tax Contribution based on the actual amount of the 2020 Phase I Taxes exceeds or is lower than the amount of the Purchaser 2020 Tax Contribution credited to Seller on the Phase I closing statement, then Seller and Purchaser, upon notice and demand by either party, agree to re-prorate the Purchaser 2020 Tax Contribution based on the actual amount of the 2020 Phase I Taxes and make any payments to each other necessary to correct such overpayment or underpayment by Purchaser, as applicable. Escrow Agent has joined in the execution of this Fourth Amendment to agree to the foregoing, and the obligations in this paragraph shall survive the Phase I Closing.
24.Proration of Real Estate Taxes. Section 9(b) of the Agreement is amended to provide that real estate taxes and assessments will be prorated based on the maximum discount available for early payment.
25.Modification
Except as modified by this Fourth Amendment, the terms and conditions of the Agreement shall remain unchanged and in full force and effect. In the event of a conflict between the terms of this Fourth Amendment and the terms of the Agreement, the terms of this Fourth Amendment shall govern. Seller and Purchaser hereby agree that the Agreement, as amended by this Fourth Amendment, shall constitute a valid and binding contract between Seller and Purchaser.
26.Counterparts; Facsimile.
This Fourth Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document. A facsimile copy of this Fourth Amendment and any signatures hereon shall be considered for all purposes as originals.
[SIGNATURES APPEAR ON NEXT PAGE]

IN WITNESS WHEREOF, the parties have executed this Fourth Amendment as of the date and year first set forth above.

SELLER:
DART INDUSTRIES, INC., a Delaware
corporation

By: /s/Karen M. Sheehan
Print Name: Karen M. Sheehan
Title: Vice President & Secretary

TUPPERWARE U.S., INC., a Delaware
corporation

By: /s/Karen M. Sheehan
Print Name: Karen M. Sheehan
Title: Vice President & Secretary

DEERFIELD LAND CORPORATION, a
Delaware corporation

By: /s/Thomas M. Roehlk
Print Name: Thomas M. Roehlk
Title: Vice President & Secretary

PURCHASER: O’CONNOR MANAGEMENT LLC, a Delaware limited liability company By: /s/William O’Connor Print Name: William O’Connor Title: Chief Executive Officer

JOINDER OF GUARANTOR
The undersigned (the “Guarantor”) executed a Joinder to the Agreement (the “Agreement Joinder”) for the purpose of guaranteeing Seller’s indemnification obligations pursuant to the provisions of Section 28(c) of the Original Agreement, as such obligations were subsequently amended pursuant to the Third Amendment (collectively, the “Indemnity Obligations”). All initially capitalized terms not otherwise defined in this Joinder shall have the meanings ascribed to them in the Fourth Amendment to Contract for Sale and Purchase of Real Property to which this Joinder is attached (the “Fourth Amendment”).
For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor hereby: (i) agrees and consents to the execution of the Fourth Amendment by Seller and the modification to Section 28(a) of the Original Agreement set forth in the Fourth Amendment; and (ii) agrees that its Indemnity Obligations (as modified by the Fourth Amendment) are ratified and remain in full force and effect subject to the terms and provisions of the Agreement (as modified by the Fourth Amendment).
GUARANTOR:
TUPPERWARE BRANDS CORPORATION, a
Delaware corporation
By: /s/Karen M. Sheehan
Printed Name: Karen M. Sheehan
Title: Executive Vice President, Chief Legal Officer & Secretary

JOINDER OF ESCROW AGENT
For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Escrow Agent hereby agrees to perform the duties required of it described in Section 23 of the Fourth Amendment to Contract for Sale and Purchase of Real Property to which this Joinder is attached
ESCROW AGENT:
GREENBERG TRAURIG, P.A., a Florida
corporation
By: /s/Alan C. Sheppard, Jr.
Print Name: Alan C. Sheppard, Jr.
Title: Shareholder

EXHIBIT “A”
SCHEDULE OF NECESSARY PERMITS
Items in Section VI and VII on the Property Information website occ.tupperware.com
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